Exhibit 99.1
Press Release Contact: H. Andrew Cantor Phone: 720.283.6083

UDR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS
~ Occupancy Remains Strong at Greater than 95 Percent ~
~ Provides 2010 Guidance ~

DENVER, CO (February 9, 2010) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced its fourth quarter and full year 2009 results.

The Company generated Funds from Operations (FFO) of $45.5 million, or $0.28 per diluted share, for the quarter ended December 31, 2009, versus $58.3 million, or $0.40 per diluted share, in the fourth quarter of 2008. The fourth quarter 2009 results include a $1.0 million, or $0.01 per share, one-time charge associated with the early prepayment of debt. The 2009 results exclude the negative $0.01 per share effect of the implementation of FASB ASC Subtopic 470-201. Excluding the one-time charge for the prepayment penalty and the impact of ASC Subtopic 470-20, FFO-Core per diluted share would have been $0.29 versus FFO-Core of $0.30 per diluted share in the prior year period. Please see the reconciliation below for further detail.

For the twelve months ended December 31, 2009, UDR generated FFO of $1.19 per diluted share as compared to $1.50 for the comparable period a year ago, exclusive of the impact of ASC Subtopic 470-20. Including the impact of ASC Subtopic 470-20, FFO per share would have been $1.14 per diluted share for the twelve months ended December 31, 2009 and $1.43 per diluted share a year ago. Excluding the one-time charges for the previously announced premium on the bond tender, gains on debt repurchases, the non-cash equity loss and above mentioned prepayment penalty and the impact of ASC Subtopic 470-20, FFO-Core per diluted share for the twelve months ended December 31, 2009 would have been $1.24 compared to $1.30 per diluted share a year ago. Please see the reconciliation below for further detail.

1 Formerly Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

A reconciliation of FFO follows below:

	Q4 2009	Q4 2008	YTD 2009	YTD 2008
FFO-Core	$0.29	$0.30	$1.24	$1.30
Equity Loss on Unconsolidated JV	—	—	(0.10)	—
Debt Gains	—	0.14	0.08	0.21
Debt Prepayment Penalties and DFC Write Offs	(0.01)	(0.03)	(0.01)	(0.03)
Debt Tender Offer	—	—	(0.02)	—
Asset Sales	—	—	—	(0.01)
One-time Charges to G&A	—	(0.04)	—	(0.04)
Tax Benefits	—	0.03	—	0.07

FFO-Reported	$0.28	$0.40	$1.19	$1.50

ASC Subtopic 470-20 (Additional expense plus write-offs from repurchases)	(0.01)	(0.04)	(0.05)	(0.07)

FFO — adjusted for ASC Subtopic 470-20	$0.27	$0.36	$1.14	$1.43

A reconciliation of FFO to GAAP Net Income can be found on page 9 of the Company’s earnings release.

Tom Toomey, UDR’s President and CEO stated, “We are very pleased with our performance and positioning given the challenging operating environment in 2009. We exercised patience in managing through a capital constrained market and took advantage of buying opportunities in our debt and preferred securities at attractive discounts. We extended debt maturities and tapped into a variety of capital sources that strengthened our balance sheet and should afford UDR the ability to take advantage of opportunities in the future.” Mr. Toomey continued, “We enter 2010 with cautious optimism and recognize that we still have challenges ahead. We will continue to exercise patience while focusing on improving our operating results and driving our technology initiatives while finding ways to accretively deploy our capital.”

Operations

Same-store net operating income (NOI) declined 5.1 percent for the fourth quarter 2009. Same-store physical occupancy increased 90 basis points to 95.5 percent year-over-year. Same-store revenue declined by 3.7 percent as a result of a 5.4 percent decline in rents, that were partially offset by higher occupancy and utility reimbursements.

Same-store expenses were down 0.7 percent driven by continued tight expense controls and favorable real estate tax appeals.

Sequentially from the third quarter of 2009, revenues declined 1.6 percent, same-store expenses decreased by 4.4 percent and net operating income declined 0.2 percent; however, due to increased efficiencies, the Company widened its operating margin by 100 basis points over the third quarter to 67 percent.

Summary Same-Store Results Fourth Quarter 2009 versus Fourth Quarter 2008

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-6.0%	1.0%	-8.9%	44.9%	95.4%	14,693
Mid-Atlantic	0.3%	6.4%	-2.4%	28.7%	96.2%	10,666
Southeastern	-3.5%	-10.0%	0.4%	21.3%	95.0%	11,375
Southwestern	-6.0%	-4.3%	-7.0%	5.1%	94.7%	2,512

Total	-3.7%	-0.7%	-5.1%	100.0%	95.5%	39,246

[1] [2]	Based on QTD 2009 NOI Average same-store occupancy for the quarter

[3] During the fourth quarter, 39,246 apartment homes, or approximately 85 percent of 45,913 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

For the year ended 2009, the Company’s same-store revenue growth declined 2.0 percent as compared to the prior year while expenses declined 1.6 percent resulting in a same-store NOI decline of 2.2 percent as compared to 2008. Year-over-year occupancy increased by 60 basis points which helped to maintain our operating margin at 68.0 percent.

Summary Same-Store Results 2009 versus 2008

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-2.8%	-2.6%	-2.9%	49.1%	95.1%	13,329
Mid-Atlantic	0.9%	1.3%	0.7%	24.8%	96.4%	8,134
Southeastern	-2.8%	-2.4%	-3.1%	22.8%	95.0%	10,484
Southwestern	-3.8%	-0.8%	-5.3%	3.3%	95.3%	1,219

Total	-2.0%	-1.6%	-2.2%	100.0%	95.4%	33,166

[1] [2]	Based on YTD 2009 NOI Average same-store occupancy for the quarter

[3] During 2009, 33,166 apartment homes, or approximately 72 percent of 45,913 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Technology Platform

The Company continues to make progress on automating its business as a way to drive operating efficiencies and to better meet the changing needs of its residents. In the fourth quarter, 62 percent of move-ins were originated through an internet source as compared to 51 percent in the fourth quarter 2008. Since its launch in January 2009, 91 percent of UDR’s residents are utilizing its resident internet portal, and resident electronic payments have increased to 63 percent from 53 percent at the end of September. These incremental improvements in adopting the web as a way to conduct business with the Company have resulted in: 1) higher resident satisfaction, 2) a 9 percent decline in same-store marketing and advertising costs, and 3) improved cash management, reduced collection costs and a reduction in labor-hours associated with the rent collection process.

Portfolio Investment Activities

UDR has five active development projects and two active redevelopment projects underway, comprising 2,424 homes, at a total cost of $421 million. Management anticipates delivery of all of the apartment homes in 2010, which should align with improving market conditions.

UDR did not complete any acquisitions or dispositions during the quarter.

Capital Markets Activity

During the fourth quarter of 2009, the Company completed a number of activities geared toward managing the term and cost structure of its debt. As previously announced, UDR repaid its $240 million term loan due in February 2010 with proceeds from a new $100 million term loan and capacity from its $600 million unsecured bank credit facility. The new loan was provided by a group of six banks and has identical covenants to those contained in the loan that was repaid. The debt carries a floating rate of 350 basis points over LIBOR with payments of interest only through the maturity date of July 2012. In addition to the repayment of the term loan, the Company prepaid $102 million in secured debt with an average interest rate of 5.5 percent due in 2010 and 2013. The prepayments resulted in a $1.0 million, or $0.01 per share, one-time charge to FFO.

During the fourth quarter, the Company repurchased 997,738 shares of Series G Cumulative Redeemable Shares at an average price per share of $21.55 a 14 percent discount to their liquidation value saving $1.7 million in annual cash flow.

In September, UDR initiated an “At the Market” equity offering program whereby it can sell up to 15 million shares. The program is intended to allow the Company to opportunistically issue equity based on current market conditions. During the quarter, UDR sold approximately 2.2 million shares under the program at a weighted average net price of $15.78 per share. Through December 31, 2009, the Company sold 4.5 million shares at a weighted average net price per share of $15.17. Subsequent to the end of the year, the Company sold 312,000 shares at a weighted average net price per share $16.20 bringing the total number of shares issued under the program to 4.8 million at a weighted average net price of $15.24 per share.

Balance Sheet

At December 31, 2009, UDR had $732 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2011. Additional capital, if needed, could be raised via its $3.2 billion unencumbered asset base (on a historical non-depreciated cost basis).

UDR’s total indebtedness at December 31, 2009 was $3.4 billion. The Company ended the fourth quarter with 79 percent fixed-rate debt, a total blended interest rate of 4.5 percent and a weighted average maturity of 5.8 years. UDR’s fixed charge coverage ratio was 2.0 times as compared to 1.7 times at the end of the fourth quarter 2008 when adjusted for non-recurring items.

Subsequent Event

On February 2, 2010, UDR announced that it had reopened and priced $150 million of its 5.25 percent senior unsecured notes originally issued on November 1, 2004. The notes were priced at 99.46 percent of the principal amount plus accrued interest from January 15, 2010 to yield 5.375 percent to maturity.

2010 Guidance

For full year 2010, the Company is estimating FFO of $1.00 to $1.07 per diluted share based on the following same-store assumptions:

Same-store:	Low	High
Revenue	(4.5%)	(3.0%)
Expense	0.0%	2.0%
NOI	(7.5%)	(4.5%)

All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The following is a reconciliation from forecasted FFO per share to GAAP Net Loss per share:

FFO Guidance Reconciliation Per Diluted Share

	Low	High
Forecasted 2010 FFO Guidance Per Diluted Share	$1.00	$1.07
Conversion to GAAP Share Count	(0.07)	(0.07)
Depreciation	(1.88)	(1.88)
Non-Controlling Interests	0.02	0.02
Preferred Dividends	(0.02)	(0.02)
Forecasted GAAP Net Loss Per Diluted Share	$(0.95)	$(0.88)

Supplemental Information

The Company offers Supplemental Financial Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at: www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call on Tuesday, February 9, 2010 at 5:00 p.m. EST, to discuss fourth quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the teleconference dial 877-941-2333 for domestic and 480-629-9723 for international and provide the following conference ID number: 4200528.

A replay of the conference call will be available through March 2, 2010, by dialing

800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4200528 when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at the UDR web site, www.udr.com.

Mail — For those without Internet access, the fourth quarter 2009 earnings report and supplemental data will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6120.

Forward Looking Statements

Certain statements made in this presentation may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements.  These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2009, UDR owned 45,913 apartment homes and had 1,415 homes under development. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2009	2008	2009	2008
Rental income	$150,130	$149,453	$602,899	$563,408
Rental expenses:
Real estate taxes and insurance	16,846	19,217	74,617	66,992
Personnel	13,344	12,149	51,808	48,672
Utilities	7,794	7,284	31,718	29,301
Repair and maintenance	8,274	7,789	31,697	30,333
Administrative and marketing	4,046	3,856	14,599	14,640
Property management	4,129	4,110	16,581	15,494
Other operating expenses	1,144	1,380	5,581	4,563
	55,577	55,785	226,601	209,995
Non-property income:
Loss from unconsolidated entities (1)	(478)	(326)	(18,665)	(3,612)
Tax benefit/(expense) for taxable REIT subsidiary	(246)	3,970	(311)	9,713
Gain on consolidation of joint ventures (2)	1,912	—	1,912	—
Interest and other income	1,753	5,904	12,362	27,190

	2,941	9,548	(4,702)	33,291
Other expenses:
Real estate depreciation and amortization	70,644	71,491	278,391	251,984
Interest	35,586	40,144	141,380	158,525
Net gain on debt extinguishment (3)	—	(17,711)	(9,849)	(26,306)
Amortization of convertible debt premium	967	1,588	4,283	6,598
Prepayment penalty on debt restructure	1,022	4,201	1,022	4,201
Write-off of FMV adjustment for debt paid off on consolidated joint venture (4)	1,552	—	1,552	—
Expenses related to tender offer	—	—	3,764	—

Total interest	39,127	28,222	142,152	143,018
Hurricane related expenses	—	477	127	1,310
General and administrative	12,015	18,297	39,812	47,832
Other depreciation and amortization	1,431	1,853	5,161	4,866
	123,217	120,340	465,643	449,010
Loss from continuing operations	(25,723)	(17,124)	(94,047)	(62,306)
(Loss)/income from discontinued operations	(62)	(735)	2,424	806,173

Consolidated net (loss)/income	(25,785)	(17,859)	(91,623)	743,867
Net loss/(income) attributable to non-controlling interests	916	2,521	4,091	(46,077)

Net (loss)/income attributable to UDR, Inc.	(24,869)	(15,338)	(87,532)	697,790
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(3,724)	(3,724)
Distributions to preferred stockholders — Series G	(1,581)	(1,869)	(7,188)	(8,414)
Discount on preferred stock repurchases, net	2,586	—	2,586	3,056
Net (loss)/income available to common stockholders	$(24,795)	$(18,138)	$(95,858)	$688,708

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	($0.16)	($0.13)	($0.66)	($0.90)
Income from discontinued operations	$0.00	$0.00	$0.02	$6.19
Net (loss)/income available to common stockholders	($0.16)	($0.13)	($0.64)	$5.29
Common distributions declared per share	$0.180	$1.300	$0.845	$2.290
Weighted average number of common shares outstanding — basic	152,672	134,916	149,090	130,219
Weighted average number of common shares outstanding — diluted	152,672	134,916	149,090	130,219

(1) Includes $0 and $16,000 equity loss on Bellevue Plaza and Elements Too joint ventures for the three and twelve months ended December 31, 2009.
(2) As of December 2009, UDR began consolidating Bellevue Plaza, Elements Too and 989 Elements joint ventures.
(3) Includes $0 and $3,365 write-off of convertible debt premium for the three and twelve months ended December 31, 2009.
(4) UDR paid off 989 Elements debt of $33.4 million in December 2009.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2009	2008	2009	2008
Net (loss)/income attributable to UDR, Inc.	$(24,869)	$(15,338)	$(87,532)	$697,790
Distributions to preferred stockholders	(2,512)	(2,800)	(10,912)	(12,138)
Real estate depreciation and amortization, including discontinued operations	70,644	71,491	278,391	251,984
Non-controlling interest	(916)	(2,521)	(4,091)	46,077
Real estate depreciation and amortization on unconsolidated joint ventures	1,175	1,138	4,759	4,502
Net gains on the sale of depreciable property in discontinued operations, excluding RE3	97	497	(2,343)	(787,058)
Funds from operations (“FFO”) — basic	$43,619	$52,467	$178,272	$201,157

Distribution to preferred stockholders — Series E (Convertible)	931	931	3,724	3,724
Funds from operations — diluted	$44,550	$53,398	$181,996	$204,881

FFO per common share — basic	$0.27	$0.37	$1.14	$1.45

FFO per common share — diluted	$0.27	$0.36	$1.14	$1.43

Write-off of convertible debt premium for repurchases (1)	—	3,333	3,365	3,333
Amortization of convertible debt premium (1)	967	1,588	4,283	6,598
Funds from operations as adjusted — diluted	$45,517	$58,319	$189,644	$214,812

FFO as adjusted per common share — diluted	$0.28	$0.40	$1.19	$1.50

Weighted average number of common shares and OP Units outstanding — basic	158,831	143,235	155,796	138,970
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	163,427	146,870	159,561	142,904

(1) FASB ASC Subtopic 470-20, formerly Staff Position APB 14-1, requires companies to expense, on a current and retroactive basis, certain implied costs of the option value related to convertible debt and is effective for fiscal years beginning on or after December 15, 2008. The adoption results in the recognition of non-cash charges.

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
In thousands, except share and per share amounts	2009	2008
	(unaudited)	(unaudited)
ASSETS
Real estate owned:
Real estate held for investment	$5,995,290	$5,644,930
Less: accumulated depreciation	(1,350,067)	(1,078,637)

	4,645,223	4,566,293
Real estate under development
(net of accumulated depreciation of $1,226 and $52)	318,531	186,771

Total real estate owned, net of accumulated depreciation	4,963,754	4,753,064
Cash and cash equivalents	5,985	12,740
Marketable securities	37,650	-
Restricted cash	8,879	7,726
Deferred financing costs, net	26,601	29,168
Notes receivable	7,800	207,450
Investment in unconsolidated joint ventures	14,126	47,048
Other assets	67,822	85,842
Other assets — real estate held for disposition	-	767

Total assets	$5,132,617	$5,143,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,989,434	$1,462,471
Unsecured debt	1,437,155	1,798,662
Real estate taxes payable	16,976	14,035
Accrued interest payable	19,146	20,744
Security deposits and prepaid rent	31,798	28,829
Distributions payable	30,857	190,189
Deferred gains on the sale of depreciable property	28,826	28,845
Accounts payable, accrued expenses, and other liabilities	80,685	71,395
Other liabilities — real estate held for disposition	-	1,204
Total liabilities	3,634,877	3,616,374
Redeemable non-controlling interests in operating partnership	98,758	108,092
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2008)	46,571	46,571
3,432,962 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (4,430,700 shares at December 31, 2008)	85,824	110,768
Common stock, $0.01 par value; 250,000,000 shares authorized
155,465,482 shares issued and outstanding (137,423,074 shares
at December 31, 2008)	1,555	1,374
Additional paid-in capital	1,948,669	1,717,940
Distributions in excess of net income	(687,180)	(448,737)
Accumulated other comprehensive loss, net	2	(11,927)

Total UDR, Inc. stockholders’ equity	1,395,441	1,415,989
Non-controlling interest	3,541	3,350
Total equity	1,398,982	1,419,339
Total liabilities and stockholders’ equity	$5,132,617	$5,143,805